Exhibit 99.1

CENTER BANCORP, INC.

INSTRUCTIONS FOR USE OF
CENTER BANCORP, INC. SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONSULT THE SUBSCRIPTION AGENT OR YOUR BANK,
BROKER OR OTHER NOMINEE IF YOU HAVE ANY QUESTIONS.

The following instructions relate to the rights offering (the “Rights Offering”) by Center Bancorp, Inc., a New Jersey corporation (the “ Company”), to the holders of its common stock, no par value (the “Common Stock”), as described in the Company’s prospectus, dated [______], 2009 (the “Prospectus”).  The record holders of the Company’s Common Stock, as of 5:00 p.m., New York time, on [______], 2009 (the “ Record Date ”), are receiving one non-transferable subscription right (“Right”) for each share of Common Stock held by them.  Each Right will entitle the holder to purchase [________] shares of Common Stock (the “Basic Subscription Privilege”).  The subscription price (the “Subscription Price”) is [$______] per share.  In the Rights Offering, the Company is offering an aggregate of [__________] shares of Common Stock.

Each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privileges at the same Subscription Price of [$______] per share (the “Over-Subscription Privilege”).  The maximum number of shares of our Common Stock that could be purchased by you pursuant to your Over-Subscription Privilege will be determined according to the following formula based on your percentage ownership of our outstanding Common Stock as of 5:00 p.m., New York time, on the Record Date:  total number of unsubscribed shares multiplied by your ownership percentage of our outstanding Common Stock at the Record Date.

No fractional shares of Common Stock will be issued upon exercise of the Rights and no cash in lieu thereof will be paid.  Fractional shares of Common Stock resulting from the exercise of Basic Subscription Privileges and Over-Subscription Privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.  Nominee record holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided nominee record holders identify the number of Rights they are exercising for each beneficial owner.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on [________,] 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).

The number of Rights to which a holder is entitled is printed on the face of that holder’s Subscription Rights Certificate representing such Rights (each, a “Subscription Rights Certificate”).  You should indicate your wishes with regard to the exercise of your Rights by completing the Subscription Rights Certificate and returning it to the Subscription Agent in one of the envelopes provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE, TOGETHER WITH FULL PAYMENT OF THE SUBSCRIPTION PRICE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR PRIOR TO THE EXPIRATION DATE OF THIS RIGHTS OFFERING.  IF YOU USE THE MAIL, WE RECOMMEND THAT YOU USE INSURED, REGISTERED MAIL, RETURN RECEIPT REQUESTED.  YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

1.           Exercise of Rights.

To exercise the Rights, please deliver your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for, prior to the Expiration Date.

For record holders, payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for by (i) certified bank check or bank draft payable to Center Bancorp, Inc., (ii) postal, telegraphic or express money order payable to Center Bancorp, Inc., or (iii) wire transfer of immediately available funds to an account maintained by the Subscription Agent for the benefit of the Company.  [Wire instructions to be inserted here.]  Personal checks are not accepted.  Please note that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights.  A holder should thus not exercise the Rights unless certain that it wishes to purchase additional shares of Common Stock at the Subscription Price of [$______] per share.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered by mail or overnight courier to the Subscription Agent at the following address:

If Delivering by Hand:	By Overnight Courier or By Mail:

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, NJ 07016-0645	Cranford, NJ 07016
Attn.: Reorg/Exchange Department	Attn.: Reorg/Exchange Department

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

The telephone number for Registrar and Transfer Company, the Subscription Agent, for inquiries, information or requests for additional documentation with respect to the Rights or the Rights Offering is 800-368-5948.

2.           Termination of the Rights Offering.

The Company has the right to cancel or amend the Rights Offering for any reason prior to the Expiration Date.

3.           Delivery of Shares of Common Stock.

If you purchase shares in the Rights Offering by submitting a Subscription Rights Certificate and payment, Registrar and Transfer Company, the Subscription Agent, will deposit your shares into your registered account in book entry form and will send you a confirmation of deposit.  The confirmation will permit you to request an actual stock certificate.  If your shares as of the Record Date were held by a custodian bank, broker, dealer or other nominee, and you participate in the Rights Offering, your custodian bank, broker, dealer or other nominee will be credited with the shares of Common Stock you purchase in the Rights Offering as soon as practicable after the completion of the Rights Offering.  Additionally, as soon as practicable after the Expiration Date, the Subscription Agent will promptly deliver to each Rights holder at their address shown on the face of their Subscription Rights Certificate any excess funds, without interest or deduction, received in payment of the Subscription Price.

4.           Sale or Transfer of Rights.

The Rights granted to you are nontransferable and, therefore, you may not sell, transfer, or assign your Rights to anyone.

5.           Delivery of New Subscription Rights Certificate.

If your Subscription Rights Certificate is lost or destroyed, you may contact the Subscription Agent about a replacement. However, as a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive new Subscription Rights Certificate(s) in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to any holder for any such delays.

6.           Execution.

(a)           Execution by Registered Holder(s). The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. If the Subscription Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)           Execution by a Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.

7.           Method of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery prior to the Expiration Date. In the event that there is a conflict between these instructions and the Prospectus, the Prospectus controls.